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Impact of Yahoo! Sub-Lease Space on Northern Virginia
Note: As of December 31, 2013.
1) Annualized Base Rent (ABR) represents the monthly contractual base rent (defined as cash base rent before abatements) under existing leases as of December 31, 2013 multiplied by 12.
2) Forecasts are based on current estimates of expected rental rate changes and actual results may differ from current estimates.
Exhibit 99.1
Northern Virginia is our second largest market at approximately 10% of ABR
(1)
Our in-service portfolio in Northern Virginia is 98.7% leased
We currently have less than 1 MW of inventory available at the recently-completed Building G project on our Ashburn campus
We have $16 million, or 1.5% of ABR,
(1)
expiring in N. Virginia in 2014
The bulk is related to a 2008 lease with a financial services tenant at peak rent
Cash rents on 2014 lease expirations in N. Virginia are expected to roll down 15%-20%
(2)
Across our total portfolio,  rents on 2014 expirations are expected to roll down 0%-5% on a cash basis and increase 5%-10% on a GAAP basis
(2)
We have $33 million (3% of ABR
(1)
) expiring in N. Virginia from 2015-2019
In-place cash rents on 2015-2019 N. Virginia expirations are 0%-5% above market
(2)
We currently have 2.4 MW under construction at Building K in Ashburn
These two pods are expected to be delivered in September 2014 with additional pods to be developed based on demand
Yahoo! is our 18
th
largest tenant at 1% of total revenue
Yahoo! occupies space in Santa Clara with over 3.5 years of remaining lease term
All Internet Enterprise tenants combined (i.e., Amazon, Facebook, Google,
Microsoft, Salesforce and Yahoo!) represent 6% of ABR
(1)